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                                                                    Exhibit 10.2


                                JACK D. DENNISON
                           2003 EXECUTIVE BONUS PLAN

As per your employment agreement, bonus payout potential for 2003 is 200% of base salary. Typically, if the AOP is achieved along with all other personal objectives, it would be expected that a 100% of salary payout would be granted. Typically a 200% of salary payout would occur if performance significantly exceeded the AOP as well as personal objectives. However, despite excellent performance in solving restatement related issues last year, this second year of your employment continues to contain numerous challenges relating to the Company's past problems. Therefore, for the year 2003, achievement of the AOP along with solving legacy issues as well as achieving personal objectives will permit consideration, but not a guarantee, of a 200% of salary bonus payout. The financial objectives as well as personal objectives that will be considered for determining your bonus award are as follows:

CORPORATE FINANCIAL PERFORMANCE ELEMENT:

INCOME       OI
VS `02    (000,000)       %       %       %       %       %       %       %
------    ---------      ---     ---     ---     ---     ---     ---     ---
34.50     $(22.50)       86      93      100     107     114     121     128
33.25     $(23.75)       78      86      93      100     107     114     121
31.00     $(25.00)       71      78      86      93      100     107     114
29.75     $(26.25)       64      71      78      86      93      100     107
28.50     $(27.50)       57      64      71      78      86      93      100
27.25     $(28.75)       50      57      64      71      78      86      93
26.00     $(30.00)       43      50      57      64      71      78      86
24.75     $(31.25)       36      43      50      57      64      71      78
23.50     $(32.50)       29      36      43      50      57      64      71

           REVENUE       233     240     247     254     261     268     275
         (000,000S)

          INCREASE       13      20      27      34      41      48      55
           VS. `02

NOTES:
(The percentages in the above chart are percentages of your potential bonus, not percentages of your salary. For example, since your potential bonus is 200% of your base salary, 50% on the above chart would equate to a bonus payout of 100% of your base salary (50% of 200% = 100%), multiplied by the element weighting of 70%. Operating Income to be calculated excluding the impact of:
AOL settlement;
Litigation settlements;
Extraordinary traffic buys (i.e. MSN).

INDIVIDUAL PERFORMANCE OBJECTIVES:

      -     Refine strategy for HAR (including low density strategy)
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      -     Refine strategy for HB (including 2nd and 3rd tier strategy)

      - Develop frameworks and business plans for new revenue streams approved by Action Committee. Apply specific focus on creating and testing consumer direct model and data products initiatives.

      -     Launch Welcome Wagon Realtor/MLS product

      -     Define future strategic plan for Wyldfyre and CFT

      -     Define future strategic plan for Top Producer

      -     Effectively manage shareholder litigation

      -     Effectively manage Cendant dispute

      -     Negotiate AOL settlement

      -     Establish effective Broker centric sales team for Realtor.com

      -     Establish effective agent centric sales team for Realtor.com.

Final determination of a bonus award, if any, will be made by the Compensation Committee. Payment of any bonus award shall also be based on the Company's overall financial position at the time the Committee reviews performance. Final approved bonus will be paid after year-end close (i.e. bonus is annual, not quarterly).